Exhibit 99.1

SECURED PROMISSORY NOTE

$2,000,000.00	Date of Note: March 15, 2018

FOR VALUE RECEIVED, MOK TSAN SAN, an individual (the “Maker”), promises to pay to the order of SQ Investment Fund II, LLC, a California limited liability company (“Payee”), or its assigns, the sum of TWO MILLION DOLLARS ($2,000,000.00) and to pay interest thereon at the rate of ten percent (10.0%) per annum (the “Interest Rate”) from the date hereof until this Secured Promissory Note (as amended, modified or supplemented from time to time, this “Note”) is fully paid. This Note represents Seven Hundred Thousand Dollars ($700,000) previously loaned by Payee to Maker, and One Million Three Hundred Thousand Dollars ($1,300,000) loaned by Payee to Maker in connection herewith.

This Note is subject to the terms and conditions set forth below:

I. DEFINITIONS.

As used in this Note, the following terms shall mean:

“Event of Default” shall have the meaning given such term in Section V below.

“Guaranty” shall mean that Secured Guaranty of even date herewith executed by Capital Union Investments Limited (“CUIL”) in favor of Payee.

“Guaranty Security Agreement” shall mean that certain Guarantor Security Agreement, dated as of the date hereof, by and between CUIL and Payee, as amended, modified or supplemented from time to time.

“Maturity Date” means the first anniversary of the date first above written.

“Note” shall mean this Secured Promissory Note, as amended, modified or supplemented from time to time, and any note delivered in substitution or exchange therefor as provided herein.

“Pledge Agreement” shall mean that certain Stock Pledge Agreement, dated as of the date hereof, by and between the Maker and Payee, as amended, modified or supplemented from time to time.

II. PRINCIPAL AND INTEREST

2.1 Interest. Beginning on the date hereof, the unpaid principal amount hereof shall accrue interest at the Interest Rate; provided, however, during the occurrence and continuation of an Event of Default, the Interest Rate shall be increased two percent (2%) per annum Accrued interest on this Note shall be due and payable upon August 31, 2018 and the Maturity Date (unless provided earlier under Section V). All computations of interest shall be made by Payee on the basis of a 360-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).

2.2 Principal. Subject to Section V, all principal shall be due and payable on the Maturity Date.

2.3 Late Payment. Any payment of principal or interest not paid within five (5) business days after its due date shall be subject to a five percent (5%) charge on the unpaid payment.

2.4 No Excess Interest. In no event shall Payee be entitled to interest exceeding the maximum rate permitted by law. If any excess interest is provided for or shall be adjudicated to be so provided for in this Note, then in such event: (i) the provisions of this paragraph shall govern and control; (ii) the Maker shall not be obligated to pay the amount of such interest or other payment or consideration to the extent that it is in excess of the maximum amount permitted by law, and the same shall be construed as a mutual mistake of the parties; and (iii) any such excess which may have been collected or attributed shall, at the option of Payee, be subtracted from the then unpaid principal amount hereof, or refunded to the Maker.

2.5 Miscellaneous. Both principal hereof and interest thereon are payable at such place as Payee may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds by wire transfer.

III. SECURITY AND GUARANTY

3.1 Security. This Note is secured by the Pledge Agreement.

3.2 Guaranty. This Note is guaranteed by that the Guaranty.

IV. REPLACEMENT OF NOTE.

Upon receipt of evidence reasonably satisfactory to the Maker of the ownership of and the loss, theft, destruction or mutilation of this Note and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Maker, or (in the case of mutilation) upon surrender and cancellation of the mutilated Note, the Maker will execute and deliver, in lieu thereof, a new Note of like tenor.

V. EVENTS OF DEFAULT.

The occurrence and continuation of any of the events or conditions described in Section 5.1 or Section 5.2 shall be an “Event of Default.”

5.1 Payee Action. The occurrence of any of the following Events of Default shall, at the option of Payee, entitle Payee to declare all sums of principal and interest then remaining unpaid, and all other amounts payable hereon, due and payable, all without demand, presentment, notice or protest, all of which hereby are expressly waived, and permit Payee to exercise any other right available to it under this Note, the Pledge Agreement and/or the Guaranty or otherwise available to it at law or in equity, all of which rights and powers may be exercised cumulatively.

5.1.1 Failure to Pay Principal or Interest. Failure to pay any payment of principal or interest hereon within five (5) days of the date when due.

5.1.2 Breach of Covenants by Maker. The breach by the Maker of any covenant in the Note or the Pledge Agreement that is not cured within thirty (30) days after written notice thereof to the Maker.

5.1.3 Breach of Covenants by CUIL. The breach by CUIL of any covenant in the Guaranty or the Guarantor Security Agreement.

5.1.4 Breach of Representations and Warranties.

(a) Any of the representations or warranties of the Maker made in the Pledge Agreement or in any statement or certificate at any time given in writing to Payee pursuant to the Pledge Agreement or this Note or in connection therewith or herewith, shall prove to have been false or misleading in any respect as of the date such representations and warranties were made.

(b) Any of the representations or warranties of CUIL made in the Guarantor Security Agreement or in any statement or certificate at any time given in writing to Payee pursuant to the Guarantor Security Agreement shall prove to have been false or misleading in any respect as of the date such representations and warranties were made.

5.1.5 Judgments. The making or filing of any money judgment, writ or similar process in excess of Fifty Thousand Dollars ($50,000) against the Maker or any of the property or other assets of the Maker which shall remain unsatisfied, unvacated, unhanded or unstayed until the date that is the earlier to occur of thirty (30) days after such judgment, writ or similar process is entered and five (5) days prior to the date of any proposed sale thereunder.

5.1.6 Default in Other Agreements. The occurrence of any event of default or other event triggering acceleration of any indebtedness by the Maker or CUIL under any note, agreement or other instrument involving the issuance of indebtedness (but not including any trade payables incurred in the ordinary course of business), whether such indebtedness now exists or may hereafter be created, if, as a result of such event of default or other event, the maturity of such indebtedness has been accelerated or has otherwise become or been declared to be due prior to its stated maturity and the principal amount of such indebtedness which has been accelerated or has otherwise become or been declared to be due exceeds, individually or in the aggregate, Fifty Thousand Dollars ($50,000).

5.1.7 Attachments. The levying of any writ of attachment against any property or other assets of the Maker not fully covered by insurance in force valued individually or in the aggregate at an amount equal to or greater than Fifty Thousand Dollars ($50,000) unless the Maker posts a bond or obtains other relief for the release of such attachment within sixty (60) days.

5.1.8 Pledge Agreement. The Pledge Agreement or any provision thereof shall cease to be enforceable in any manner, or Payee shall not have or shall cease to have a valid and perfected security interest in the collateral described in the Pledge Agreement.

5.1.9 Guarantor Security Agreement. The Guarantor Security Agreement or any provision thereof shall cease to be enforceable in any manner, or CUIL shall not have or shall cease to have a valid and perfected security interest in the collateral described in the Guarantor Security Agreement.

5.2 Acceleration Without Specific Action. The occurrence of any of the following Events of Default shall make all sums of principal and interest then remaining unpaid and all other amounts payable hereon due and payable, all without demand, presentment, notice or protest, all of which hereby are expressly waived, and permit Payee to exercise any other right available to it at law or in equity, all of which rights and powers may be exercised cumulatively.

5.2.1 Bankruptcy. The voluntary institution of bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors by the Maker or CUIL; or the institution of any such proceedings against the Maker or CUIL, which involuntary proceedings shall not have been vacated by appropriate court order within sixty (60) days of such institution.

5.2.2 Insolvency, Receiver or Trustee. The making by the Maker or CUIL of an assignment for the benefit of creditors; or the making by the Maker or CUIL of an offer of settlement, composition or extension to the claims of all or substantially all of the creditors of the Maker or CUIL or the application for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or the appointment otherwise of such a receiver or trustee or a committee of creditors of the Maker or CUIL.

VI. TRANSFER OF SECURITIES.

Subject to the restrictions on transfer contained in the Agreement, this Note and all rights hereunder are transferable in whole or in part on the books of the Maker maintained for such purpose at its principal office referred to above by Payee in person or by a duly authorized attorney, upon surrender of this Note properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Each taker and holder of this Note, by taking or holding the same, consents and agrees that this Note when endorsed in blank shall be deemed negotiable and agrees that when this Note shall have been so endorsed, Payee hereof may be treated by the Maker and all other persons dealing with this Note, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Maker, any notice to the contrary notwithstanding; but until such transfer on such books, the Maker may treat Payee hereof as the owner for all purposes.

VII. NOTICES; METHODS; ADDRESSES.

All notices and other communications under or in connection with this Note shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon actual delivery, (c) if delivered by email, upon transmission thereof, (c) if sent for overnight delivery by Federal Express, DHL or other globally recognized delivery service, upon confirmation of delivery from the globally recognized delivery service), in each case to the parties at the following addresses:

(a)	If to Payee:	SQ Investments, LLC
870 Orlando Road
San Marino, California 91108
Attention: Anthony Tang
Email:

	With copy to:	O’Neil, LLP
19900 MacArthur Blvd., Ste. 1050
Irvine, California 92612
Email:
Attention: John D. Hudson

(b)	If to the Maker:	Mok Tsan San
Unit 2101, 21st Floor
MassMutual Tower
33 Lockhart Road
Wanchai, Hong Kong
Email:

Any party may change its address for this purpose by giving a written notice thereof as herein provided.

VIII. MISCELLANEOUS.

8.1 Survival of Covenants. All agreements and covenants made herein shall survive the execution and delivery hereof.

8.2 Failure or Indulgence Not Waiver. No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between the Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

8.3 Cost of Collection. The Maker agrees to indemnify Payee against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Payee in connection with the collection and enforcement of this Note (including, without limitation, in connection with any bankruptcy, insolvency, reorganization or workout). In addition, the Maker agrees to pay, and to save Payee harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with the Maker’s execution or delivery of this Note.

All payments made by the Maker under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Payee as a result of a present or former connection between Payee and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Payee having executed, delivered or performed its obligations or received a payment under, or enforced, this Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to Payee under this Note, the amounts so payable to Payee shall be increased to the extent necessary to yield to Payee (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note. Whenever any Non-Excluded Taxes are payable by the Maker, as promptly as possible thereafter (and, in any event, within five (5) business days) the Maker shall send to Payee for its own account a certified copy of an original official receipt received by the Maker showing payment thereof. If the Maker fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Payee the required receipts or other required documentary evidence, the Maker shall indemnify, defend and hold Payee harmless for any incremental taxes, interest or penalties that may become payable by Payee as a result of any such failure.

The agreements in this Section 8.3 shall survive the termination of this Note and the payment of the loan and all other amounts payable hereunder.

8.4 Governing Law. This Note has been executed in and shall be governed by the laws of the State of California, without regard to it conflict of laws principles. As part of the consideration for Payee’s loan to the Maker, the Maker and Payee hereby agree that all actions or proceedings arising directly or indirectly hereunder, whether instituted by Payee or the Maker, shall be brought exclusively in any federal or state court located within the State of California, County of Los Angeles and the Maker and the Payee expressly consent to the exclusive jurisdiction of any state or federal court located within said state and county, and waives any defense of forum non conveniens and irrevocably agrees to be bound by any judgment rendered thereby in connection with this note. Maker consents that any service of process in such action or proceeding may be made by personal service upon the Maker wherever the Maker may be located, or by certified or registered mail directed to the Maker at its last known address.

8.5 Modification. Neither this Note nor any provision hereof may be amended, modified, waived, discharged or terminated with respect to Payee unless agreed to in writing by the holder of this Note and the Maker.

8.6 Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

8.7 Further Assurance. At any time or from time to time upon the request of Payee, the Maker will execute and deliver such further documents and do such other acts and things as Payee may reasonably request in order fully to effectuate the purposes of this Note, and to provide for the payment of the principal and interest due hereunder.

8.8 Successors. The Maker may not pledge, assign or transfer any of its rights or obligations under this Note without the prior written consent of Payee. Any purported assignment or transfer in breach of this Note shall be of no force and effect. Payee may assign this Note to any Person. Each reference herein to powers or rights of Payee shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them. All the covenants, agreements, representations and warranties contained in this Note shall bind the Maker and the Payee and their respective heirs, executors, administrators, successors and assigns.

8.9 Headings. The section headings in this Note are inserted for purposes of convenience only and shall have no substantive effect.

8.10 No Strict Construction. The Maker hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

IN WITNESS WHEREOF, the Maker has caused this Note to be signed and delivered by its duly authorized officer and to be dated as of the date first above written.

MAKER:

MOK TSAN SAN

/s/ Mok Tsan San
Mok Tsan San